UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2

(Amendment No. 1)*

IFM Investments Limited

(Name of Issuer)

Class A Ordinary Shares of US$0.001 each

(Title of Class of Securities)

45172L100

(CUSIP Number)

December 31, 2011

 (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)

[   ] Rule 13d-1(c)

[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 45172L100                                              13G/A                                    Page 2 of 10

1.

NAME OF REPORTING PERSONS

GL Asia Mauritius II Cayman Limited

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

533,709,671 *

6.  SHARED VOTING POWER

None

7. SOLE DISPOSITIVE POWER

533,709,671 *

8. SHARED DISPOSITIVE POWER

None

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

533,709,671 *

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

79.4% *

12.

TYPE OF REPORTING PERSON

CO

*  See disclosure in Item 4 of this Schedule 13G/A.

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CUSIP NO. 45172L100                                              13G/A                                    Page 3 of 10

1.

NAME OF REPORTING PERSONS

GL Asia Mauritius II, LLC

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

None

6.  SHARED VOTING POWER

533,709,671 *

7. SOLE DISPOSITIVE POWER

None

8. SHARED DISPOSITIVE POWER

533,709,671 *

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

533,709,671 *

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

79.4% *

12.

TYPE OF REPORTING PERSON

OO

*  See disclosure in Item 4 of this Schedule 13G/A.

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CUSIP NO. 45172L100                                              13G/A                                    Page 4 of 10

1.

NAME OF REPORTING PERSONS

Avenue Asia Special Situations Fund IV, L.P.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

None

6.  SHARED VOTING POWER

533,709,671 *

7. SOLE DISPOSITIVE POWER

None

8. SHARED DISPOSITIVE POWER

533,709,671 *

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

533,709,671 *

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

79.4% *

12.

TYPE OF REPORTING PERSON

PN

*  See disclosure in Item 4 of this Schedule 13G/A.

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CUSIP NO. 45172L100                                              13G/A                                    Page 5 of 10

1.

NAME OF REPORTING PERSONS

Avenue Asia Capital Partners IV Ltd.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

None

6.  SHARED VOTING POWER

533,709,671 *

7. SOLE DISPOSITIVE POWER

None

8. SHARED DISPOSITIVE POWER

533,709,671 *

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

533,709,671 *

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

79.4% *

12.

TYPE OF REPORTING PERSON

CO

*  See disclosure in Item 4 of this Schedule 13G/A.

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CUSIP NO. 45172L100                                              13G/A                                    Page 6 of 10

1.

NAME OF REPORTING PERSONS

Avenue Asia Capital Partners IV, LLC

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

None

6.  SHARED VOTING POWER

533,709,671 *

7. SOLE DISPOSITIVE POWER

None

8. SHARED DISPOSITIVE POWER

533,709,671 *

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

533,709,671 *

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

79.4% *

12.

TYPE OF REPORTING PERSON

OO

*  See disclosure in Item 4 of this Schedule 13G/A.

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CUSIP NO. 45172L100                                              13G/A                                    Page 7 of 10

1.

NAME OF REPORTING PERSONS

GL Asia Partners IV, LLC

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

None

6.  SHARED VOTING POWER

533,709,671 *

7. SOLE DISPOSITIVE POWER

None

8. SHARED DISPOSITIVE POWER

533,709,671 *

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

533,709,671 *

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

79.4% *

12.

TYPE OF REPORTING PERSON

OO

*  See disclosure in Item 4 of this Schedule 13G/A.

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CUSIP NO. 45172L100                                              13G/A                                    Page 8 of 10

1.

NAME OF REPORTING PERSONS

Avenue Asia Capital Management, L.P.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

None

6.  SHARED VOTING POWER

533,709,671 *

7. SOLE DISPOSITIVE POWER

None

8. SHARED DISPOSITIVE POWER

533,709,671 *

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

533,709,671 *

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

79.4% *

12.

TYPE OF REPORTING PERSON

IA

*  See disclosure in Item 4 of this Schedule 13G/A.

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CUSIP NO. 45172L100                                              13G/A                                    Page 9 of 10

1.

NAME OF REPORTING PERSONS

Avenue Asia Capital Management GenPar, LLC

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

None

6.  SHARED VOTING POWER

533,709,671 *

7. SOLE DISPOSITIVE POWER

None

8. SHARED DISPOSITIVE POWER

533,709,671 *

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

533,709,671 *

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

79.4% *

12.

TYPE OF REPORTING PERSON

HC

*  See disclosure in Item 4 of this Schedule 13G/A.

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CUSIP NO. 45172L100                                              13G/A                                    Page 10 of 10

1.

NAME OF REPORTING PERSONS

Marc Lasry

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [X]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

None

6.  SHARED VOTING POWER

533,709,671 *

7. SOLE DISPOSITIVE POWER

None

8. SHARED DISPOSITIVE POWER

533,709,671 *

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

533,709,671 *

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

79.4% *

12.

TYPE OF REPORTING PERSON

HC/IN

*  See disclosure in Item 4 of this Schedule 13G/A.

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Item 1.

(a)

Name of Issuer:   IFM Investments Limited

(b)

Address of Issuer's Principal Executive Offices:

26/A, East Wing, Hanwei Plaza

No. 7, Guanghua Road, Chaoyang District

Beijing 100004, People’s Republic of China

Item 2.

(a)

Names of persons filing:  See Cover Pages, Item 1.

(b)

Address of Principal Business Office or, if none, Residence:

c/o Avenue Capital Management II, L.P.

399 Park Avenue, 6th Floor

New York, NY  10022

(c)

Citizenship:  See Cover Pages, Item 4.

(d)

Title of class of Securities:   Class A Ordinary Shares of US$0.001 each.

(e)

CUSIP No.:   45172L100

Item 3. Statement filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c):

Not applicable.

Item 4. Ownership

See Cover Pages, Items 5 through 11.

The securities reported in this Schedule 13G/A include 91,893,513 Class A Ordinary Shares held by GL Asia Mauritius II Cayman Limited, a Cayman Islands corporation, and 441,816,158 Class A Ordinary Shares that GL Asia Mauritius II Cayman Limited is entitled to receive pursuant to the terms of an exchangeable note issued by IFM Overseas Partners L.P. (the “Note Issuer”).  On October 5, 2011, GL Asia Mauritius II Cayman Limited exercised its right to redeem the exchangeable note and delivered notice to the Note Issuer requesting it to deliver 441,816,158 Class A Ordinary Shares to GL Asia Mauritius II Cayman Limited on October 13, 2011.  The Note Issuer has failed to deliver any shares in response to this notice.  GL Asia Mauritius II Cayman Limited has commenced actions to enforce its legal rights and to obtain the Class A Ordinary Shares deliverable under the exchangeable note.  Separately, on December 30, 2011, GL Asia Mauritius II Cayman Limited filed a petition in the Grand Court of the Cayman Islands, the Issuer’s jurisdiction of incorporation, to request an order to wind up the Issuer or other remedies.

According to a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2011, the Note Issuer owns 260,000,000 Class A Ordinary Shares, and all of the Class A Ordinary Shares held by the Note Issuer are beneficially owned by certain members of senior management of the Issuer.  Taking into account only the 91,893,513 Class A Ordinary Shares held by GL Asia Mauritius II Cayman Limited and the 260,000,000 Class A Ordinary Shares held by the Note Issuer, the Reporting Persons (as defined below) would beneficially own a total of 351,893,513 Class A Ordinary Shares, representing approximately 52.4% of the outstanding Class A Ordinary Shares.  Under the terms of the exchangeable note, however, GL Asia Mauritius II Cayman Limited is entitled to receive from the Note Issuer the full 441,816,158 Class A Ordinary Shares specified in the notice delivered by GL Asia Mauritius II Cayman Limited to the Note Issuer on October 5, 2011.

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The approximate percentages of Class A Ordinary Shares reported as beneficially owned by the Reporting Persons are based upon 671,925,927 outstanding Class A Ordinary Shares, as reported by the Issuer’s share registrar on November 30, 2011.

Except as described above, the securities reported in this Schedule 13G/A are held by GL Asia Mauritius II Cayman Limited, a Cayman Islands corporation.  GL Asia Mauritius II Cayman Limited is owned 50% by Avenue Asia International, Ltd. and 50% by GL Asia Mauritius II, LLC, but all of GL Asia Mauritius II Cayman Limited’s beneficial interest in the Class A Ordinary Shares has been allocated solely to GL Asia Mauritius II, LLC, a Delaware limited liability company.  GL Asia Mauritius II, LLC is owned by Avenue Asia Investments, L.P., Avenue Asia Special Situations Fund III, L.P. and Avenue Asia Special Situations Fund IV, L.P., but all of GL Asia Mauritius II, LLC’s beneficial interest in the Class A Ordinary Shares has been allocated solely to Avenue Asia Special Situations Fund IV, L.P., a Cayman Islands exempted limited partnership.  Avenue Asia Capital Partners IV Ltd. is the General Partner of Avenue Asia Special Situations Fund IV, L.P.  Avenue Asia Capital Partners IV, LLC is the sole shareholder of Avenue Asia Capital Partners IV Ltd.  GL Asia Partners IV, LLC is the Managing Member of Avenue Asia Capital Partners IV, LLC and Avenue Asia Capital Management, L.P. is an investment adviser to Avenue Asia Special Situations Fund IV, L.P.  Avenue Asia Capital Management GenPar, LLC is the General Partner of Avenue Asia Capital Management, L.P. and Marc Lasry is the Managing Member of Avenue Asia Capital Management GenPar, LLC.  The foregoing persons are referred to collectively herein as the “Reporting Persons.”

Item 5. Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Except as described in Item 4 above, the securities reported in this Schedule 13G/A are held by GL Asia Mauritius II Cayman Limited, a Cayman Islands corporation.  GL Asia Mauritius II Cayman Limited is owned 50% by Avenue Asia International, Ltd. and 50% by GL Asia Mauritius II, LLC, but all of GL Asia Mauritius II Cayman Limited’s beneficial interest in the Class A Ordinary Shares has been allocated solely to GL Asia Mauritius II, LLC, a Delaware limited liability company.  GL Asia Mauritius II, LLC is owned by Avenue Asia Investments, L.P., Avenue Asia Special Situations Fund III, L.P. and Avenue Asia Special Situations Fund IV, L.P., but all of GL Asia Mauritius II, LLC’s beneficial interest in the Class A Ordinary Shares has been allocated solely to Avenue Asia Special Situations Fund IV, L.P., a Cayman Islands exempted limited partnership.  Avenue Asia Capital Partners IV Ltd. is the General Partner of Avenue Asia Special Situations Fund IV, L.P.  Avenue Asia Capital Partners IV, LLC is the sole shareholder of Avenue Asia Capital Partners IV Ltd.  GL Asia Partners IV, LLC is the Managing Member of Avenue Asia Capital Partners IV, LLC and Avenue Asia Capital Management, L.P. is an investment adviser to Avenue Asia Special Situations Fund IV, L.P.  Avenue Asia Capital Management GenPar, LLC is the General Partner of Avenue Asia Capital Management, L.P. and Marc Lasry is the Managing Member of Avenue Asia Capital Management GenPar, LLC.

Item 8. Identification and Classification of Members of the Group.

Not applicable.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certifications.

Not applicable.

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SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such entity or individual is true, complete and correct.

Dated:  February 14, 2012

GL ASIA MAURITIUS II CAYMAN LIMITED

By: /s/ Stuart Sarnoff

Name: Stuart Sarnoff

Title: Director

GL ASIA MAURITIUS II, LLC

By: /s/ Sonia Gardner

Name: Sonia Gardner

Title: Manager

AVENUE ASIA SPECIAL SITUATIONS FUND IV, L.P.

By: Avenue Asia Capital Partners IV, Ltd.

its General Partner

By: Avenue Asia Capital Partners IV, LLC,

its sole shareholder

By: GL Asia Partners IV, LLC,

its Managing Member

By: /s/ Eric Ross

Name: Eric Ross

Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE ASIA CAPITAL PARTNERS IV, LTD.

By: Avenue Asia Capital Partners IV, LLC,

its sole shareholder

By: GL Asia Partners IV, LLC,

its Managing Member

By: /s/ Eric Ross

Name: Eric Ross

Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE ASIA CAPITAL PARTNERS IV, LLC, By: GL Asia Partners IV, LLC, its Managing Member By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

GL ASIA PARTNERS IV, LLC By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE ASIA CAPITAL MANAGEMENT, L.P. By: Avenue Asia Capital Management GenPar, LLC, its General Partner By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE ASIA CAPITAL MANAGEMENT GENPAR, LLC By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

MARC LASRY By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry

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INDEX TO EXHIBITS

Exhibit 24

Power of Attorney of Marc Lasry, dated February 11, 2010 (incorporated by reference to Exhibit 24 to the filing on Schedule 13G relating to beneficial ownership of American Depositary Shares of IFM Investments Limited filed on behalf of the Reporting Persons with the Securities and Exchange Commission on February 14, 2011).

Exhibit 99.1

Agreement of Reporting Persons (incorporated by reference to Exhibit 99.1 to the filing on Schedule 13G relating to beneficial ownership of American Depositary Shares of IFM Investments Limited filed on behalf of the Reporting Persons with the Securities and Exchange Commission on February 14, 2011).

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